POWER OF ATTORNEY



        The undersigned, a director of Georgia Power Company, hereby makes, constitutes,and appoints Janice G. Wolfe and Kay R. Wann my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Form ID and Initial Statement of Beneficial Ownership of
Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4, and 5, respectively, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as a director of Georgia Power Company ceases, unless earlier revoked by me by written document delivered to the Secretary of Georgia Power Company


	Signed this __12__ day of _November_, 2004.




	__/s/ Ronald D. Brown
   	Ronald D. Brown